                CISTRON REPORTS FIRST QUARTER RESULTS
                ------------------------------------

                    ANNOUNCES EXECUTIVE CHANGES
                    ---------------------------

     PINE BROOK, N.J. - December 9, 1999 - Cistron Biotechnology, Inc. (OTC:CIST) today reported operating results for the first quarter ended September 30, 1999.

     Sales for the three-months were $51,310 compared with $153,570 for the same period last year. The sales decrease resulted from Cistron's decision to license to another company the right to produce and sell its product line of Interleukin-1 antibodies and assays to the research market. Cistron stopped selling these products in October, 1999.

     Net loss was $186,154 or a loss of one cent per share for the three-month period versus $104,716 or a loss of less than one cent per share in lasts year's first quarter.

     The fiscal 2000 quarter financials reflected the repurchase of Cistron common stock for the treasury at a cost of $1,263,700. Following the end of the quarter, Cistron received its scheduled payment under a 1997 settlement of patent litigation with Immunex Corporation, which netted $2,167,500 for the company.

     The company also announced that effective January 1, 2000, Dr. Isidore S. Edelman will become chairman and chief executive officer replacing Franklin J. Iris who has been serving as interim chairman, CEO and chief financial officer since June, 1999. Jonathan E. Rothschild, a current director, has been appointed chief financial officer.

     Dr. Edelman, a current director of Cistron, is the director of the Columbia Genome Center at Columbia University and a co-founder of the company where has served as a member of the board of directors since its inception except for nine months during fiscal 1999.

     Mr. Rothschild is president of Arterio, Inc., a distributor of nutritional supplements to health professionals.

     Mr. Iris will continue as a Cistron director. He is also principal of Iris & Associates, an investment consulting and acquisition services firm.

     The company also announced that the contract with Genome
Securities, investment bankers, has not been renewed. However, Cistron continues to hold exploratory discussions with biotechnology and pharmaceutical firms regarding the merger or sale of the company.

     In accordance with previously announced plans, the company reduced its staff to two full-time employees effective October 31, 1999 and has made arrangements to relocate to a smaller office complex where it can oversee its Interleukin-1b vaccine adjuvant project and pursue potential interest in its monoclonal antibody for inhibition activity.

FINANCIAL SUMMARY
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


                                      3 Months Ended September 30,
                                       1999                 1998
                                    ---------------------------------
Net Sales                           $    51,310        $    153,570

Net Income ( Net Loss)              $  (186,154)       $   (104,716)

Earnings (Loss) Per Share           $      (.01)       $     -

Weighted Average Number
 of Shares Outstanding               20,662,288          22,983,687

Net Income (Loss) Per
Share - Assuming Dilution           $      (.01)       $     -

Weighted Average Number
 Of Shares Outstanding -
 Assuming Dilution                   20,662,288          22,983,687

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                                -3-

     Certain statements in this discussion and analysis constitute forward-looking statements, are not historical facts, and involve risks and uncertainties that could cause actual results to differ from those expected and projected. Such risks and uncertainties include but are not limited to (i) general economic conditions; (ii) conditions specific to the biotechnology industry; (iii) conditions specific to licensing, merger or acquisition and to obtain regulatory approval to commercialize diagnostic or therapeutic products; (iv) the effectiveness and ultimate market acceptance of any such products; (v) limitations on third party reimbursements with respect to any such products; (vi) competition, and (vii) the Company's ability to consummate any merger or sale. The Company does not undertake to update or revise any forward-looking statements contained herein whether as a result of new information, future events or otherwise.